Exhibit 99.1     Press Release dated August 20, 2001, of the Registrant.




                 FutureLink Corp. Announces Q2 Operating Results


LAKE FOREST, Calif., August 20 /Businesswire/ -- FutureLink Corp. (Nasdaq:
FTRL-Q) today announced that for the quarter ended June 30, 2001, the Company had a loss of $18,056,000 or $1.84 per share on revenue of $25,213,000 as compared with a loss of $28,603,000 or $3.28 per share on revenues of $33,571,000 for the quarter ended June 30, 2000. As previously disclosed, on August 14, 2001, the Company and its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, with the United States Bankruptcy Court for the Southern District of New York. The Company's Canadian and European operations were not part of the Chapter 11 filings.

About FutureLink. FutureLink Corp.'s Canadian and European affiliates engage in the provision of information technology consulting and solutions offering integration, delivery, management, and maintenance of software applications for organizations choosing to augment or outsource their current information technology needs. FutureLink Corp. integrates server based enterprise-wide software applications that can be accessed from a centralized or remote location.

                        (Dollars in Thousands, Except Share Data)

                      For the three months    For the six months
                           ended June 30         ended June 30
                       -----------------      ------------------
                       2001        2000         2001       2000
                       ----        ----         ----       ----

Revenue               25,213     33,571        60,997     56,215
Net Loss             (18,056)   (28,603)      (32,967)   (51,722)
Loss per share
Basic and
Diluted*               (1.84)    (3.28)        (3.36)     (6.22)
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* Reflective of 1-for-7 reverse stock split effected June 11, 2001.